Sento Technical Innovations

Sento Technical Innovations Corporation develops, configures, markets, and distributes industry leading hardware and software computing solutions, combined with expert consulting, training, and support services, to business, government, and educational organizations worldwide through direct sales and marketing, channel distribution, and industry partners.

Message to the Shareholders
We welcome you as shareholders of the new Sento Technical Innovations Corporation! Fiscal 1996 has been the most exciting year in our company's history. In April, the privately held "Spire Technologies Companies" merged with a publicly traded company which has been renamed Sento Technical Innovations Corporation. Our move into the public market, and the recent completion of a $1.5 million private placement, has provided us with the additional financial flexibility and resources to invest in emerging technologies earlier - allowing us to maximize market penetration and sustain our growth in the exciting high technology marketplace. We now have more opportunities than at any other time in the company's history, and a greater ability to move quickly to take advantage of these opportunities.

Our focus in the mid-range computing marketplace during the past ten years has positioned us to take advantage of the worldwide transition to client/server computing. Our success is driven by our continued development and acquisition of exciting new technologies which take advantage of the explosive growth of the UNIX, Windows NT, and Internet environments. To maximize these opportunities, we have strategically positioned Sento's three subsidiary companies and our Australian affiliate to specialize in complementary segments of these expanding markets.

These companies have established strategic software development and distribution alliances with key industry leaders. Outlined below are a few of our accomplishments during the past year:

Spire Technologies, Inc.
Exclusive appointment to develop, distribute, and support Corel WordPerfect for Digital Equipment Corporation's OpenVMS and UNIX platforms, and as one of two worldwide distributors of Corel WordPerfect for other UNIX platforms.

Australian Software Innovations Pty. Ltd.
Sento has initiated the inclusion of ASI's data collection and performance management technology in UNIX and Windows NT based products developed by Boole & Babbage and Digital Equipment Corporation. Sento has also obtained an option to acquire the business and assets of ASI.

DewPoint Distributed Solutions Inc.
Selection as a worldwide master distributor of the world's leading UNIX and Windows NT based anti-virus technology from Trend Micro, as well as Internet security products from Secure Computing, including the BorderWare Internet Firewall Server.

Spire Systems Inc.
Significant growth as a strategic partner with Digital Equipment Corporation, becoming the second largest Value Added Reseller (VAR) in the Western U.S., as well as the leading software and services VAR in the region, and one of Digital's most profitable VARs nationwide.

These and other opportunities are indications of our growing reputation as an industry leader in providing state-of-the-art products, consultation, training, and support solutions to the rapidly growing client/server computer marketplace. With these trend setting solutions and services, we will continue to broaden and diversify our customer base in existing markets, while spurring growth internationally through our expanding presence in Europe and Southeast Asia.

We are strongly positioned for success in the fastest growing segments of the computing industry, and look forward to executing our strategies for continued growth. We are pleased with the track record of success we have enjoyed during the past ten years and are excited about the prospects for the coming year.
Sincerely,

Gary B. Godfrey
Chairman & CEO



Robert K. Bench
President & CFO

An introduction to Sento

Spire Technologies, Inc.
Direct Sales

Spire Technologies is completing ten successful years as a "Service Added Reseller" of leading application and system management solutions for the mid-range computing environment. Spire Technologies is now one of the leading sources for powerful mid-range computer software solutions and premiere product support for governments, educational institutions, and corporations of all sizes throughout the world.

Spire Technologies is divided into the following four divisions:

UNIX - The UNIX group provides software solutions for both single and heterogeneous UNIX and Windows NT environments. These include Resource and performance Monitoring, System Management, Capacity Planning, and Office Automation tools.

Digital - Spire's Digital division provides products and services for customers using Digital Equipment Corporation's OpenVMS and Digital UNIX operating systems, and Windows NT. Solutions include Office Automation, Training & Support, System Security, System Management, System Performance, and Network Management solutions.

Internet - Our Internet team provides consultation, training, installation, security and anti-virus monitoring, web management and reporting solutions, data management tools, and turnkey solutions for organizations of any size.

Services - Spire Technologies adds significant value to each product by providing high-quality, single-source technical support for such things as system configuration, printer queue integration, installation procedures, network integration, problem resolution, and troubleshooting.

Spire Technologies is also involved in the testing and certification of new products and releases, both those developed by Spire, and those developed by other manufacturers. These efforts provide higher quality software releases, and highly competent support engineers with in depth product understanding, and advance awareness of potential problems customers may face.

Spire Systems, Inc.
Systems Integration

Spire Systems is an authorized representative of Digital Equipment Corporation, providing customers with Digital's superior system hardware, desktop integration, and Gold Key Services. Our staff of Digital- trained engineers assist in designing, implementing, and managing efficient computing solutions, from add-ons and peripherals, to complete turnkey solutions. They are trained and experienced with the wide range of products and services available from Digital, and can go "right to the source" to get the answers our clients need.

We make the implementation or upgrading of computing environments as simple and efficient as possible, from server and hardware recommendations, integration and connectivity solutions, expert system configuration, consultation, and Gold Key services. We also provide networking expertise in integrating multi-vendor networks, network consulting with respect to connectivity, compatibility, inter-operability, and management of the end-user's local area network ("LAN"), installation of the end-user's LAN, including interface hardware and software, and timely, professional technical support.

DewPoint Distributed Solutions
Product Distribution

DewPoint Distributed Solutions (DewPoint) provides worldwide distribution, reseller, and channel management for a number of leading software manufacturers, including Corel Corporation, Trend Micro, Inc., and Secure Computing, Inc.

With consultants, resellers, installation teams, and support centers in North America, Europe, and Australia/Southeast Asia, we are able to provide third-party manufacturers' products and services to customers in virtually every part of the world. DewPoint channel partners cater to the UNIX, Windows NT, and Internet computer solutions market. We provide superior products, services, and technical and sales support to our channel partners by utilizing our inside sales force to generate leads and assist in closing sales.

DewPoint is fast becoming a leading provider of mid-range software solutions and a central informational resource for the mid-range computer solutions market. With current market momentum and world class software solutions, we are poised and positioned for tremendous growth in the UNIX, Windows NT, and Internet markets.

Australian Software Innovations Pty Ltd
Development and Asian Distribution

During the past two years Sento has developed a strong alliance with Australian Software Innovations Pty. Ltd. (ASI), and in September, 1996 signed an agreement giving Sento an option to acquire the business and assets of ASI.
Established in January 1987, ASI provides a comprehensive range of UNIX- based management and performance monitoring utilities, complemented by performance tuning education and professional consultancy services.

Our flagship product SYSMON (marketed under the OpenAviator trademark in North America) is a technically advanced performance and availability monitoring product which supports the widest implementation of UNIX in the open systems marketplace, together with Windows NT and most major databases, including Oracle, Ingres, SYBASE and Informix. Additional resource accounting, user log-on management, and customizable menuing modules add to our extensive suite of leading edge products.

Our growing development team is actively involved in ongoing product enhancement, development, and supporting a customer base of over 1000 sites. ASI's Sydney development team, combined with our development and support center located in North America, cater to and support customers in Australia, Southeast Asia and the Pacific Rim, Europe, North and South America, and other parts of the world.

ASI also serves as a DewPoint and/or direct Asian/Pacific distributor of Corel WordPerfect for OpenVMS and UNIX systems, Lotus 1-2-3 for OpenVMS, virus detection software from Trend Micro, and a number of other, leading software products.

Management's Discussion and Analysis of Financial Condition and Results of Operation

Historically, Spire Technologies, Inc. and Spire Technologies Systems Division, Inc., now wholly owned subsidiaries of Sento Technical Innovations Corporation (the "Company"), have focused their sales and distribution efforts on two product lines within the midrange client/server computer market niche: a Value Added Reseller ("VAR") of Digital Equipment Corporation's network computer hardware systems and components, and a distributor/VAR for a variety of software developed by third parties. Recently, the Company has entered into strategic licensing and product development arrangements with IBM/Lotus, Corel/WordPerfect, Digital, and Australian Software Innovations, through which the Company became the licensed developer and sole distributor of various software products.

As part of its ongoing efforts to support customers' needs in the areas of training, support, and system configuration, the Company offers its customers an annual maintenance agreement. This allows customers access to the technical resources and support personnel of the Company, including automatic product upgrades, "bug fixing," and system configuration consulting. The demand for technical computer systems consulting represents a growth opportunity for the Company. Additional technical consultants were hired in January, 1996, and the Company is beginning to concentrate on marketing its consulting services to generate additional revenues.

Since November, 1995 the Company has expanded its distribution model to include software products that operate in the growing UNIX and NT operating systems environments. In addition to adding this new family of products, which serve the UNIX and NT environments, the Company also began marketing a family of products which provide solutions relating to the Internet. These products include a third-party product known in the industry as a "firewall," which is designed to protect an organization's computer network from access by unauthorized users, and an "antivirus" product which is designed to protect the computer network from virus intrusion originating from the Internet.

The combined revenues of the Company, during fiscal year 1996, from these various activities are broken down as follows:

               Open VMS software sales
               44% of revenues

               System configuration and hardware sales
               45% of revenues

               Technical consulting and maintenance services
               11% of revenues

With the addition of the new product lines, as described above, the Company's management anticipates that revenues from the sale of UNIX platform products, Internet security products, and technical consulting will grow faster, as a percentage of revenues, than the historical product lines of the Spire Companies.

No single market sector represents a dominant portion of the Company's revenue base. Governmental and educational institutions represent approximately 32% of combined revenues, and small to large corporations represent the remaining 68%. No single customer represents more than ten percent of the combined revenues of the Company. In June, 1996 the Company completed a private placement of $1.5 million of common stock and warrants. These funds will be used to acquire additional proprietary software licenses and provide working capital for expanded operations.

The Company sells its products through a direct sales force of 45 representatives in the United States, and through a number of third-party resellers in North America, Europe, Australia, and Southeast Asia.

Selected Financial Information
                                       1996                           1995
                          Amount       Revenue    Change  Amount      Revenue
Revenues                  $13,873,401  100%       43%     $9,674,683  100%
Gross Margin              5,421,358    39%        77%     3,060,608   32%
Selling, General & Admin. 4,605,402    33%        57%     2,927,081   30%
Research & Development    268,028      2%         --      --          0%
Operating Income          547,928      4%         310%    133,527     1%
Net Income                339,555      2%         244%    98,735      1%
Cash                      1,552,806               103%    766,247
Working Capital           943,332                 415%    183,268
Total Assets              4,544,825               61%     2,815,857
Stockholders Equity       1,480,907               250%    423,294


Results of Operations
For fiscal 1996, Spire recorded net income of $339,555, or $.08 per share, on net sales of $13,873,401. This compares to fiscal 1995 net income of $98,735, or $.03 per share, on net sales of $9,674,683. The improvement in net sales resulted from an increased market penetration in both the software and hardware product lines.

Figure 1: Revenues            1996         % Change  1995
Software Licenses/Maintenance $7,694,695   44%       $5,356,572
Hardware Sales & Service      6,178,706    43%       4,318,111
Net Sales                     13,873,401   43%       9,674,683

Revenues (see figure 1)
Net sales increased $4.2 million or 43% in fiscal year 1996 as compared to fiscal 1995. The increase in net sales reflected increases in each of the Company's product lines. Software sales in fiscal year 1996 increased by $2.3 million compared to fiscal 1995. This increase was due primarily to the growth of UNIX and Windows NT software product sales and the release of new versions of WordPerfect for the Digital operating platforms. Upgrade sales of these products continued strong through the third and fourth quarters of fiscal year 1996. The expansion of the Company's technical consulting services and maintenance program also contributed to revenue growth during the latter part of fiscal year 1996. Management believes the change in ownership of the WordPerfect product earlier this year to Corel Corporation and the Company's new maintenance program have been received well by the Company's customer base.

The release and customer acceptance of Digital Equipment's Alpha operating platform hardware system contributed substantially to the increase in the hardware product line revenues. The Company's promotion during the year bundling the new Alpha Server and Alpha version of WordPerfect contributed to the increase in hardware sales.

Figure 2: Gross Profit        1996           % Change  1995
Gross Profit                  $5,421,358     77%       $3,060,608
% of Net Sales                39%                      32%

Gross Profit (see figure 2)
As a percentage of sales, gross profit increased from 32% to 39% from fiscal year 1995 to fiscal 1996. The increase in gross profit as a percentage of sales in fiscal year 1996 can be attributed primarily to three major factors. First, the Company received the full license rights to WordPerfect for VMS and Lotus products. This decreased the royalty paid to the owners and manufacturers of those products. Second, the new product lines sold by the Company are more technical in nature, and therefore carry a higher discount from the manufacturers. Third, the Company enjoyed a higher growth in revenues than the corresponding growth required for personnel; therefore, fixed costs related to cost of sales were spread over a larger sales base.

Figure 3: Selling, General, and
Administrative Expense                          1996        %Change   1995
Selling, General & Administrative Expense       $4,605,402  57%       $2,927,081
% of Net Sales                                  33%                   30%

Selling, General and Administrative Expense (see figure 3)
Selling, general, and administrative expenses increased as a percentage of sales from 30% in fiscal 1995 to 33% in fiscal 1996. This increase was due primarily to four factors: First, the Company began expanding its international sales channel aggressively during fiscal year 1996. Second, a new UNIX sales division was created to focus on new product lines. Third, activities relating to the Company's expanded accounting, legal, and public reporting requirements increased expenses. Fourth, activities relating to the Company's strategy of acquiring additional products and other companies required greater expenditures.

Research and Development
Research and development expenses consist of programming costs for new software. During fiscal 1996 the Company had total responsibility for several of the newly licensed products. During that year, the Company released a WordPerfect upgrade, version 5.1+ for Open VMS/VAX, WordPerfect 5.1+ for Open VMS/Alpha, and Lotus123 for Open VMS/Alpha. Ongoing programming is necessary to keep pace with software innovations in several segments of the Company's market niche. With the Company's aggressive strategy to acquire additional exclusive licenses and proprietary technology, management expects this expense category to increase more rapidly as a percentage of sales in future periods. Research and development costs prior to fiscal year 1996 were not material.

Other Income
Other income consists primarily of interest income and interest expense. Interest income has been earned on excess cash invested in interest- bearing instruments. Interest income is expected to decline in the future as cash is used increasingly for operational needs and strategic expansion.

Figure 4: Liquitity and Capital Resources       1996        % Change  1995
Cash                                            $1,552,806  103%      $766,247
Working Capital                                 943,332     415%      183,268

Liquidity and Capital Resources (see figure 4) Since inception, the Spire Companies have satisfied their liquidity and capital resource requirements primarily through cash flow from operations. Long-term bank borrowings have been kept to a minimum and used primarily for the purchase of a building to house a portion of the Company's operations.

During fiscal years 1996 and 1995, the Company generated cash from operating activities in the amounts of $362,131 and $434,910 respectively. For the same years, net cash increased $786,559 and $272,787 respectively. The Company's cash equivalents at year end reflect the additional cash obtained in the share exchange with Amacan Resources Corporation. In addition to, but not reflected in the cash balance at April 30, 1996, the Company completed a private placement of $1.5 million of common stock and warrants in June 1996.

Working capital increased from $183,268 at April 30, 1995 to $943,332 at April 30, 1996. The Company's current ratio increased from 1.08 at April 30, 1995 to 1.33 at April 30, 1996. This increase is due primarily to cash generated from operations and the cash received in the Amacan share exchange.

On June 1, 1996, the Company established two lines of credit with a commercial bank, one for $1,000,000, secured by trade receivables, at prime plus two percent, expiring June 1, 1997; the other for $350,000, secured by equipment, at prime plus two percent, expiring May 1, 1999. As of July 31, 1996, neither of these lines of credit had been used.

Based on anticipated working capital requirements, management believes that existing cash and cash equivalents, cash generated from operations, and long-term debt financing and borrowings under the Company's existing lines of credit will be sufficient to finance the operations of the Company for the foreseeable future.

The Company continues to evaluate opportunities for the license or acquisition of additional software products as well as the possible acquisition of, or development of strategic relations with, other companies which may have products or distribution channels that are compatible with the business objectives of the Company.

Financial Highlights

(In thousands, except per share data)    1996      1995
Net Sales                                $13,873   $9,675
Net Income                               340       99
Earnings per common share                .08       .03
Total assets                             4,545     2,816
Stockholders' equity                     1,481     423

Independent Auditors' Report

The Board of Directors and Stockholders of
Spire International Corp. and Subsidiaries:


We have audited the accompanying consolidated balance sheet of Spire International Corp. and subsidiaries as of April 30, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. We have also audited the combined balance sheet of Spire Technologies, Inc. and Spire Technologies Systems Division, Inc. as of April 30, 1995, and the related combined statements of income, stockholders' equity, and cash flows for the year then ended. These consolidated and combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Companies as of April 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years then ended in accordance with generally accepted accounting principles.

                                             KPMG Peat Marwick LLP
                                              Salt Lake City, Utah
                                                     June 21, 1996

SPIRE INTERNATIONAL CORP. AND SUBSIDIARIES (CONSOLIDATED)
SPIRE TECHNOLOGIES INC. AND SPIRE TECHNOLOGIES SYSTEMS DIVISION, INC.
(COMBINED)

Balance Sheets
Years ended April 30, 1996 and 1995

Assets                                        1996                1995
 Current assets:
     Cash                                   $1,552,806           766,247
     Accounts receivable                     2,176,642         1,524,948
     Other current assets                        7,806            17,410
     Deferred tax asset (note 4)                42,723            39,041

     Total current assets                    3,779,977         2,347,646
Fixed assets (note 3):
     Land                                       36,021            36,021
     Buildings                                 250,489           250,489
     Furniture and equipment                   526,005           372,669
     Transportation equipment                   11,516            11,516
     Accumulated depreciation                (256,183)          (202,484)

     Net fixed assets                          567,848           468,211
Interest in oil and gas properties (note 2)    197,000                 -
                                            $4,544,825         2,815,857

Liabilities and Stockholders' Equity
Current liabilities:
     Current portion of long-term debt
      (note 3)                                   $7,721            87,527
     Accounts payable                        1,050,535           998,115
     Accrued liabilities                       488,660           360,388
     Income taxes payable (note 4)              52,715            32,154
     Deferred maintenance revenue            1,017,364           686,194
     Other deferred revenue                    219,650                 -

     Total current liabilities               2,836,645         2,164,378

 Long-term liabilities:
     Long-term debt, excluding current
      portion (note 3)                         215,691           223,412
     Deferred tax liability (note 4)            11,582             4,773

     Total long-term liabilities               227,273           228,185

Stockholders' equity (notes 2 and 7):
     Common stock, $.25 par value.
      Authorized 8,000,000 shares; issued
      and outstanding 3,891,325 shares
      in 1996                                  972,832             2,000
     Additional paid-in capital                      -             7,410
     Treasury stock, 17,000 shares in
      1995, at cost                                  -          (170,000)
     Retained earnings                         508,075           583,884
     Total stockholders' equity              1,480,907           423,294
Commitments (note 5)
                                            $4,544,825         2,815,857
See accompanying notes to financial statements

SPIRE INTERNATIONAL CORP. AND SUBSIDIARIES (CONSOLIDATED)
SPIRE TECHNOLOGIES INC. AND SPIRE TECHNOLOGIES SYSTEMS DIVISION, INC. (COMBINED)

Statements of Income

Years ended April 30, 1996 and 1995

                                              1996                1995
 Revenues:
     Software licenses and maintenance      $7,694,695         5,356,572
     Hardware sales and service              6,178,706         4,318,111

     Total revenues                         13,873,401         9,674,683
Cost of sales:
     Software licenses and maintenance       3,100,738         2,879,943
     Hardware sales and service              5,351,305         3,734,132

     Total cost of sales                     8,452,043         6,614,075

     Gross profit                            5,421,358         3,060,608

     Selling, general, and administrative
      expenses                               4,605,402         2,927,081

     Research and development expense          268,028                 -

     Income from operations                    547,928           133,527

 Other income (expense):
     Interest income                            24,918            10,272
     Interest expense                          (31,831)          (28,348)
     Other income (expense)                     (4,715)           29,772

     Total other income (expense)              (11,628)           11,696

     Income before taxes                       536,300           145,223

 Income tax expense (note 4)                   196,745            46,488

     Net income                               $339,555            98,735

     Net income per share                        $0.08              0.03


See accompanying notes to financial statements.

SPIRE INTERNATIONAL CORP. AND SUBSIDIARIES (CONSOLIDATED)
SPIRE TECHNOLOGIES INC. AND SPIRE TECHNOLOGIES SYSTEMS DIVISION, INC. (COMBINED)

Statements of Stockholders' Equity

Years ended April 30, 1996 and 1995

                                     Common Stock
                                                             Additional                                  Total stock-
                                                               paid-in      Treasury        Retained       holders'
                                  Shares         Amount        Capital        Stock         earnings        equity
Balances at April 30, 1994        183,000        $2,000          7,410      (170,000)        485,149        324,559

Net income                              -             -              -             -          98,735         98,735

Balances at April 30, 1995        183,000         2,000          7,410      (170,000)        583,884        423,294

Issuance of treasury stock          4,386             -         65,790        43,860               -        109,650

Business combination (note 2)   3,703,939       970,832        (73,200)      126,140        (415,364)       608,408

Net income                              -             -              -             -         339,555        339,555

Balances at April 30, 1996      3,891,325      $972,832              -             -         508,075      1,480,907


See accompanying notes to financial statements.

SPIRE INTERNATIONAL CORP. AND SUBSIDIARIES (CONSOLIDATED)
SPIRE TECHNOLOGIES INC. AND SPIRE TECHNOLOGIES SYSTEMS DIVISION, INC. (COMBINED)

Statements of Cash Flows

Years ended April 30, 1996 and 1995

                                                   1996                1995
Cash flows from operating activities:
     Net income                                  $339,555             98,735
     Adjustments to reconcile net income
     to net cash provided by operating
     activities:
                Deferred taxes                      3,127            (12,931)
                Depreciation                       53,699             41,056
                Stock issued in lieu of
                compensation                      109,650                  -
                Decrease (increase) in assets:
                   Accounts receivable           (632,225)           (645,941)
                   Other current assets             9,604               9,108
                Increase (decrease)
                in liabilities:
                   Accounts payable                 5,327             456,304
                   Accrued liabilities            (95,987)            305,018
                   Income taxes payable            18,561              19,417
                   Deferred maintenance revenue   331,170             164,144
                   Other deferred revenue         219,650                   -
     Net cash provided by operating activities    362,131             434,910

Cash flows from investing activities:
     Capital expenditures                        (153,336)           (114,395)
     Net cash acquired in business combination    484,781                   -
     Net cash provided by (used in) investing
     activities                                   331,445            (114,395)

Cash flows from financing activities:
     Proceeds from issuance of stock                    -                   -
     Net borrowings on note payable to bank             -                   -
     Principal payments of long-term debt         (87,527)            (176,167)
     Proceeds from issuance of long-term debt           -              128,439
     Deposit for private placement
     subscriptions                                180,510                    -
     Net cash provided by (used in)
     financing activities                          92,983              (47,728)

Net increase in cash                              786,559              272,787

Cash at beginning of year                         766,247              493,460

Cash at end of year                            $1,552,806              766,247

Supplemental Disclosures of Cash Flow
Information                                          1996                 1995

Cash paid for interest                            $21,016               28,348
Cash paid for income taxes                        378,587               23,832



See accompanying notes to financial statements.

SPIRE INTERNATIONAL CORP. AND SUBSIDIARIES (CONSOLIDATED)
SPIRE TECHNOLOGIES INC. AND SPIRE TECHNOLOGIES SYSTEMS DIVISION, INC. (COMBINED)

Notes to Financial Statements

April 30, 1996 and 1995



(1)  Summary of Significant Accounting Policies

     Description of Business

Spire International Corp. (Spire International) is the parent of Spire Technologies, Inc. (STI) and Spire Technologies Systems Division, Inc. (STSDI) (collectively, the Company). STI and STSDI are resellers of computer software and hardware respectively, and also provide technical support for certain software. STSDI has no employees or facilities, with all work performed by STI in exchange for a management fee. Their customers consist of business and governmental entities, geographically dispersed throughout the United States and abroad. Revenue from foreign sales was insignificant in previous years, and in the year ended April 30, 1996, was approximately nine percent of total sales. As a reseller the Company is dependent on third party suppliers, with over seventy percent of the Company's revenues derived from products it obtains from three suppliers. At April 30, 1996, Spire International owned certain investments in oil and gas producing properties, which were disposed of in May 1996 as discussed in note 2.

     Basis of Presentation

The consolidated financial statements as of and for the year ended April 30, 1996, include the financial statements of Spire International and its two wholly owned subsidiaries, STI and STSDI. The financial statements as of April 30, 1995, and for the year then ended are the combined financial statements of STI and STSDI. All significant intercompany balances and transactions have been eliminated in consolidation or combination.

     Fixed Assets

Fixed assets are stated at cost. Depreciation of fixed assets is computed on the straight-line method over the estimated useful lives of individual classes of assets. The estimated useful lives of the individual classes of assets are as follows:

     Buildings                       40 years
     Furniture and equipment         3-10 years
     Transportation equipmen         5 years

Interests in Oil and Gas Properties

Interests in oil and gas properties, acquired in the business combination discussed in note 2 are stated at cost to the Company, which is fair market value at the date of the business combination.

     Revenue Recognition

Revenue from the sale of software licenses and hardware sales is recognized at the time of delivery. Revenue from maintenance contracts and customer service is recognized as the service is performed. Deferred maintenance revenue consists of payments received on software maintenance contracts and recorded as revenue over the period of the contract, which is typically one year.

     Research and Development

     Research and development costs are expended as incurred.

     Income Taxes

Income taxes are accounted for under the asset and liability method.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Income Per Share

Per share amounts are computed by dividing net income by the weighted average number of common shares and common share equivalents resulting from options outstanding. There were 3,992,768 and 3,346,274 weighted average common shares and common share equivalents outstanding for the years ended April 30, 1996 and 1995, respectively. Income per share for 1995 has been restated for the effects of the business combination discussed in note 2 which for accounting purposes represented stock splits for the STI and STSDI stockholders.

     Fair Value of Financial Instruments

The carrying amounts of trade receivables, notes payable, trade accounts payable, accrued expenses, and long-term debt approximate fair value.

     Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)  Business Combination and Asset Disposition

On January 23, 1996, STI and STSDI, which were both privately held by the same group of owners, entered into an agreement and plan of reorganization (Exchange Agreement) with Amacan Resources Corporation (Amacan) wherein STI and STSDI became wholly owned subsidiaries of Amacan. The Exchange Agreement was approved by Amacan stockholders on April 18, 1996. Since 1974, Amacan, a publicly-traded company, has been almost exclusively engaged as a participant with others in oil and gas operations and development. Amacan's principal assets were working interests in producing oil and gas wells and options or rights to participate in the drilling of additional wells. As part of the merger, Amacan was renamed Spire International Corp.

Upon approval of the Exchange Agreement by the Amacan stockholders, (a) the 389,102 shares of Amacan's common stock previously outstanding (as adjusted for a reverse stock split) remained outstanding and (b) Amacan issued an additional 3,502,223 shares of its common stock for all of the issued and outstanding shares of STI and STSDI's common stock. The business combination is treated for accounting purposes as a reverse merger wherein STI and STSDI are shown as the acquiring companies because the former stockholders of STI and STSDI have the significant majority of the outstanding common stock after the combination, and management of STI and STSDI has become the management of the combined companies. The business combination is accounted by the purchase method of accounting with the net assets of Amacan being recorded at their fair value at the date of closing and the operating results of Amacan prior to the business combination are not included with the historical operating results of STI and STSDI.

The following pro forma financial information presents the combined results of operations of STI, STSDI, and Amacan as if the acquisition had occurred as of May 1, 1994. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had STI, STSDI, and Amacan constituted a single entity during such periods.

                                           Years ended April 30

                                           1996            1995

     Net sales                      $14,020,329       9,862,216
     Net income                        $238,365         127,258
     Net income per share                 $0.06            0.04

As described above, the Company acquired Amacan's interest in oil and gas producing properties in the business combination. On May 1, 1996, these properties were sold to an unrelated party. The properties were recorded at fair market value as of acquisition date, as determined by the subsequent sales price. Accordingly, no gain or loss was recorded on disposal. The operating loss for the oil and gas operations during the period from date of acquisition (April 18, 1996) to April 30, 1996, was insignificant.

(3)  Note Payable to Bank and Long-term Debt

The Company had a $75,000 unsecured line of credit with a commercial bank that expired March 23, 1996. No amounts were outstanding at April 30, 1996 or April 30, 1995. Subsequent to year-end, the Company established two new lines of credit with a commercial bank: one for $1,000,000, secured by trade receivables, at prime plus two percent, expiring June 1, 1997; the other for $350,000, secured by equipment, at prime plus two percent, expiring May 1, 1999.

     Long-term debt at April 30, 1996 and 1995, consisted of the following:
                                                               1996       1995

     8.25% first mortgage payable in monthly installments
     of $1,173, including interest, with final payment of
     $107,417 due July 15, 1999, secured by the Company's
     land and building with a book value of $255,831 at
     April 30, 1996                                           $121,909   125,755

     8.70% SBA loan payable in monthly installments of
     $1,078, including interest, secured by the Company's
     land and building with a book value of $255,831 at
     April 30,1996                                             101,503   104,754

     5% simple interest loan payable in monthly installments
     of 1.4% of the Spire Technologies gross margin from
     the prior month, secured by common stock of Spire
     Technologies.  Paid off in December 1995                        -    80,430

     Total long-term debt                                      223,412   310,939
     Less current portion                                        7,721    87,527

     Long-term debt, excluding current portion                $215,691   223,412

     Aggregate maturities of long-term debt are as follows:
     1997, $7,721; 1998, $8,400; 1999, $9,139; 2000, $112,877;
     2001, $5,469; and thereafter $79,806.

(4)  Income Taxes

     Income tax expense consists of:
                                       Current   Deferred   Total
     Year ended April 30, 1996:
                Federal                $165,923    5,139   171,062
                State                    25,683        -    25,683

                                        $91,606    5,139   196,745

     Year ended April 30, 1995:
                Federal                 $50,242  (11,273)   38,969
                State                     9,177   (1,658)    7,519

                                        $59,419  (12,931)   46,488

Actual income tax expense differs from the expected tax expense (computed by applying the U.S. federal corporate income tax rate of 34 percent to income before income taxes) as follows:

Actual Income Tax Expense                                     1996       1995
     Computed expected tax expense                         $182,342     49,376

     Increase (decrease) in income taxes resulting from:
     State income taxes, net of federal tax benefit          16,950      4,963
                Other                                        (2,547)    (7,851)

                Income tax expense                         $196,745     46,488

The tax effects of temporary differences that give rise to current deferred tax assets and noncurrent deferred tax liabilities at April 30, 1996 and 1995, are presented below:

                                                              1996       1995
     Current deferred tax assets:
       Deferred compensation                                $16,514      9,232
       Allowance for bad debts                               42,723     29,809
       Total gross current deferred assets                   59,237     39,041
       Less valuation allowance                             (16,514)         -
     Net current deferred tax assets                        $42,723     39,041

     Noncurrent deferred tax assets:
       Investment tax credit carryforwards                  $10,095          -
       Net operating loss carryfoward                        73,903          -
       Total gross noncurrent deferred assets                83,998          -
     Less valuation allowance                                (3,667)         -
       Net noncurrent deferred tax assets                    80,331          -
     Deferred tax liability  - tax depreciation
        in excess of book depreciation                       91,913      4,773
     Net noncurrent deferred tax liability                  $11,582      4,773

The valuation allowance for deferred tax assets as of May 1, 1994, was $- 0-. The net change in the total valuation allowance for the years ended April
30, 1996 and 1995, was an increase of $-0- and $20,181, respectively.

Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of April 30, 1996, will be allocated as an income tax benefit to be reported in the statement of operations.

At April 30, 1996, the Company has net operating loss carryforwards for federal income tax purposes of $189,500 which expire from 1997 to 2008. The Company also has investment tax credit carryforwards for federal income tax purposes of $10,095 which expire from 1997 to 2001.

As a result of the business combination discussed in note 2, Spire International has undergone greater than 50 percent change of ownership under the rules of the Tax Reform Act of 1986. Consequently, certain of the Company's net operating loss carryforwards and investment credit carryforwards may expire unutilized. The maximum amount of the remaining carryforwards available to offset future income in a given year is limited to the product of Spire International value on the date of ownership change and the federal long-term tax-exempt rate, plus any limited carry forward not utilized in prior years.

(5)  Leases

The Company has operating leases for office space and equipment. The Company incurred rent expense of $80,426 and $19,973 for the years ended April 30, 1996 and 1995, respectively. Future minimum rent payments under existing operating leases are $128,476 in fiscal 1997 and $122,425 in fiscal 1998.

(6)  Retirement Plan

The Company has a qualified defined contribution retirement plan under
Section 401(k) of the Internal Revenue Code. The plan covers all employees who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pretax basis. In addition, employer contributions are made at the discretion of the Board of Directors. Participants are fully vested at all times in employee contributions. Employer contributions vest over a six-year period. Employer contributions of $12,376 and $11,545 were made for the years ended April 30, 1996 and 1995, respectively.

(7)  Common Stock

At December 31, 1995, STI had common stock with a par value of $.01 per share and 100,000 shares authorized and issued. STSDI had common stock with no par value, 1,000,000 shares authorized and 100,000 shares issued and outstanding.

The Company has a stock option plan under which incentive stock options, nonqualified stock options, stock appreciation rights, and stock units may be granted to directors and employees of the Company. The Company has reserved 1,000,000 shares of common stock for issuance under the plan. The number of shares, exercise price, terms, and exercise period are determined by the Board of Directors on an option-by-option basis. No options were granted prior to May 1, 1995. At April 30, 1996, options to acquire 551,685 shares have been granted of which 41,830 are exercisable. A summary of activity follows:

                                              Number of Shares  Price per share
      Options outstanding at beginning of year          -        $           -
      Plus options granted                        551,685          1.24 - 3.50
      Less options canceled or expired                  -                    -
      Options outstanding at end of year          551,685        $ 1.24 - 3.50

(8)  Subsequent Events

In April, 1996, the Company undertook a private offering to sell unregistered shares of its common stock to certain accredited investors. The Company intends to use the proceeds to acquire additional software licenses and technology, to fund additional research and development, and for additional working capital. The shares were offered in units, at $7.00 per unit, with each unit consisting of two shares of common stock plus one warrant to buy one share of common stock for $3.50 before April 30, 1998. The Company closed the offer in June 1996, when 223,024 units had been subscribed from which $1,561,168 of cash proceeds were received.

Market Information

The Company's Common Stock is traded on the Bulletin Board in the over-the-counter market maintained by the NASD under the symbol "SPCC." The following table sets forth the high and low bid prices of the Company's Common Stock for the quarters indicated, as reported by the National Quotation Bureau, Inc. (the "NQB"). Prices shown for the quarter ended April 30, 1996 reflect the consummation of the share exchange, including a one-for-seven reverse split of the shares of common stock issued and outstanding at the time of the exchange. As of July 25, 1996, there were approximately 423 holders of record of the Company's Common Stock.

1996                                 High                Low
April 30, 1996                      $6.00              $1.3125
January 31, 1996                     .375               .03125
October 31, 1995                     .125               .03125
July 31, 1995                        .125                  .05

1995                                 High                Low
April 30, 1995                      $.125              $   .10
January 31, 1995                      .15                 .125
October 31, 1994                     .165                 .125
July 31, 1994                         .13                 .125